Exhibit 99

DELHAIZE AMERICA ENTERS NEW CREDIT FACILITY

BRUSSELS, Belgium, April 25, 2005 – Delhaize Group (Euronext Brussels: DELB, NYSE: DEG), the Belgian international food retailer, today announced that its U.S. subsidiary, Delhaize America, has entered into a new revolving credit facility.

Delhaize America has entered into a new USD 500 million five-year unsecured revolving credit facility. This facility replaces Delhaize America’s existing USD 350 million secured facility that would have matured July 31, 2005. The new facility will mature April 22, 2010 and will be utilized to provide backup for seasonal working capital needs and general corporate purposes. The sole lead arranger and bookrunner of the new facility was J.P. Morgan Securities Inc.

Delhaize America is a holding company that operates supermarkets along the east coast of the United States under the banners Food Lion, Hannaford, Harvey’s, Kash n’ Karry and Sweetbay Supermarkets.

Delhaize Group

Delhaize Group is a Belgian food retailer present in eight countries on three continents. At the end of 2004, Delhaize Group’s sales network consisted of 2,565 stores. In 2004, Delhaize Group posted EUR 18.0 billion (USD 22.4 billion) in sales and EUR 211.5 million (USD 263.0 million) in net earnings. At the end of 2004, Delhaize Group employed approximately 138,000 people. Delhaize Group is listed on Euronext Brussels (DELB) and the New York Stock Exchange (DEG).

This press release is available in English, French and Dutch. You can also find it on the web site http://www.delhaizegroup.com. Questions can be sent to investor@delhaizegroup.com.

Some of the statements in this press release and other written and oral statements made from time to time by Delhaize Group and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements include, but are not limited to, statements about strategic options, future strategies and the anticipated benefits of these strategies. These forward-looking statements generally can be identified as statements that include phrases such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “will”, “should” or other similar words or phrases. Although such statements are based on current information, actual outcomes and results may differ materially from those projected depending upon a variety of factors, including, but not limited to, changes in the general economy or the markets of Delhaize Group, in consumer spending, in inflation or currency exchange rates or in legislation or regulation; competitive factors; adverse determination with respect to claims; inability to timely develop or remodel stores; and supply or quality control problems with vendors. Additional risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements are described in Delhaize Group’s Annual Report on Form 20-F for the year ended December 31, 2003 and other periodic filings made by Delhaize Group and Delhaize America with the U.S. Securities and Exchange Commission, which risk factors are incorporated herein by reference. Delhaize Group and Delhaize America disclaim any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contacts:

Guy Elewaut:	+ 32 2 412 29 48
Geoffroy d’Oultremont:	+ 32 2 412 83 21
Ruth Kinzey (U.S. media)	(704) 633-8250 (ext 2118)
Amy Shue (U.S. investors)	(704) 633-8250 (ext. 2529)